Consent of Independent Auditors



The Board of Directors
Markel Corporation

The Administrative Committee
Markel Corporation Retirement Savings Plan:


We consent to incorporation by reference in the registration statement No. 33-61598 on Form S-8 of Markel Corporation of our report dated May 29, 1998 relating to the statements of assets available for benefits of the Markel Corporation Retirement Savings Plan as of December 31, 1997 and 1996, the related statements of changes in assets available for benefits for the years then ended and the supplemental schedules, which report is included in this annual report on Form 11-K.

                                                 /s/ KPMG PEAT MARWICK LLP



Richmond, Virginia
June 26, 1998